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                                                                     Exhibit 5.1

                [LETTERHEAD OF COOLEY GODWARD LLP APPEARS HERE]


January 13, 2000

TiVo Inc.
894 Ross Drive, Suite 100
Sunnyvale, CA 94089



Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TiVo Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 6,273,153 shares of the Company's Common Stock, $0.001 par value per share (the "Shares"), with respect to (i) 1,156,009 of the Shares issuable pursuant to the Company's Amended and Restated 1997 Equity Incentive Plan (the "1997 Incentive Plan"), (ii) 3,942,144 of the Shares issuable pursuant to the Company's 1999 Equity Incentive Plan (the "1999 Incentive Plan"), (iii) 500,000 of the Shares issuable pursuant to the Company's 1999 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"), (iv) 600,000 of the Shares issuable pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Employee Purchase Plan") and (v) 75,000 shares issuable upon exercise of a stock option agreement granted outside of the Company's stock option plans (the "Stock Option Agreement").

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1997 Incentive Plan, the 1999 Incentive Plan, the Non-Employee Directors' Plan, the Employee Purchase Plan, the Stock Option Agreement and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alan C. Mendelson

Alan C. Mendelson